Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Florence Doller SVP and Director of Corporate Communications 607.337.6118 / fdoller@nbtbank.com

NBT BANCORP INC. HIRES ANGELA KELLEY AS GENERAL COUNSEL

NORWICH, NY (August 28, 2019) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) President and CEO John H. Watt, Jr. announced that Angela Wolfe Kelley has joined NBT as Executive Vice President and General Counsel. In this position, Kelley will coordinate NBT’s legal activities, manage external legal counsel and oversee relations with regulatory agencies.

Kelley will serve on NBT’s Executive Management Team and will be appointed Corporate Secretary by NBT’s Board of Directors. She will be based at the company’s headquarters in Norwich, NY.

Kelley has 12 years of corporate law experience. She comes to NBT from Heartland Financial USA, Inc., a financial services holding company based in Dubuque, IA, where she was employed as Senior Vice President, Deputy General Counsel and Corporate Secretary.

“We are very pleased to welcome Angela Kelley to NBT,” said Watt. “Her experience managing legal, risk and other activities for a larger community bank has prepared her well for her new role at NBT. We look forward to her strategic advice as we continue to grow.”

Prior to joining Heartland Financial, Kelley was an attorney with Faegre Baker Daniels LLP of Minneapolis and Des Moines. She earned her Juris Doctor at University of Iowa College of Law and her bachelor’s degree in Political Science and Psychology from the University of Iowa.

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $9.6 billion at June 30, 2019. The Company primarily operates through NBT Bank, N.A., a full-service community bank and through two financial services companies. NBT Bank, N.A. has 149 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine. EPIC Retirement Plan Services, based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epic1st.com and www.nbtinsurance.com.